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             ARTICLES OF INCORPORATION OF
                              ON THE GO HEALTHCARE,INC.



                                           Document is copied


                                                                Page 1
                               State of Delaware

                        Office of the Secretary of State

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         I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO
HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF " ON THE GO HEALTHCARE,INC.", FILED IN THIS OFFICE ON
THE TWENTY-FIRST DAY OF JULY,, A.D. 2000, AT 4:00 P.M.

         A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.












                                                   /s/ Edward J. Freel
                                [SEAL]      -----------------------------------
                                            Edward J. Freel, Secretary of State


3263360  8100                                      AUTHENTICATION:    0576310

001371547                                                    DATE:    07-24-00



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                          CERTIFICATE OF INCORPORATION

                                       OF

                            ON THE GO HEALTHCARE,INC.

      1. The name of the corporation is: ON THE GO HEALTHCARE,INC.

      2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      3. The nature of the business or purposes to be conducted or promoted is:To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      4. The total number of shares of stock which the corporation shall have authority to issue is: fifty million (50,000,000) shares and the par value of such shares is $.0001 per share, amounting in the aggregate to Five Thousand Dollars $5,000).


      5. The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

            NAME                             MAILING ADDRESS
            ----                             ---------------

      Stuart Turk                   85 Corstate Avenue, Unit 1
                                    Concord, Ontario L4k 4Y2 Canada


      6. The corporation is to have perpetual existence.

      7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the By-Laws of the corporation

      8. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept(subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation Shall so provide.

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      Whenever a compromise or arrangement is proposed between this Corporation
And its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or Of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or Of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, then said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

      9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      10. No director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law,as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, of the Corporation, in addition the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

      11. The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

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      I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General
Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifyingthat this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hands this 12th day of July, 2000.




                                                     /s/ Stuart Turk
                                              ----------------------------
                                                 Stuart Turk, Incorporator
                                                 85 Corstate Avenue
                                                 Unit 1
                                                 Concord, Ontario
                                                 L4K 4Y2
                                                 Canada